Exhibit 99.1

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Phone (713) 780-9494

Fax (713) 780-9254

Contact:
Robert C. Turnham, President	Traded: NYSE (GDP)
Joe Leary, Interim-CFO

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES PREFERRED STOCK EXCHANGE OFFERS

HOUSTON, November 6, 2015 /PRNewswire/ — Goodrich Petroleum Corporation (NYSE: GDP) (the “Company”) today announced that it has commenced an offer to exchange depositary shares of the Company’s newly created 10.00% Series E Cumulative Convertible Preferred Stock (the “Series E Preferred Stock”) for:

•	any and all issued and outstanding shares of the Company’s 5.375% Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”),

•	up to 2,390,000 depositary shares, which represents 54% of the Company’s outstanding 10.00% Series C Cumulative Preferred Stock (“Series C Preferred Stock”),

•	and up to 2,390,000 depositary shares, which represents 46% of the Company’s outstanding 9.75% Series D Cumulative Preferred Stock (“Series D Preferred Stock” and, together with the Series B Preferred Stock and the Series C Preferred Stock, the “Existing Preferred Stock”).

A depositary share represents 1/1000th interest in a share.

Upon the terms and subject to the conditions of the Exchange Offers, the holders of the Existing Preferred Stock will receive the following:

•	1.20 depositary shares of Series E Preferred Stock for each 1 share of Series B Preferred Stock;

•	1 depositary share of Series E Preferred Stock for each 1 depositary share of Series C Preferred Stock; and

•	1 depositary share of Series E Preferred Stock for each 1 depositary share of Series D Preferred Stock.

The higher Exchange Ratio applicable to the Series B Preferred Stock reflects the current trading price and the higher liquidation preference for the Series B Preferred Stock relative to the current trading price and lower liquidation preference of the Series C Preferred Stock and Series D Preferred Stock. Each Exchange Offer with respect to a series of the Existing Preferred Stock is not conditioned upon the other Exchange Offers.

The Series E Preferred Stock carries a liquidation preference of $10.00 per share. Holders of the Series E Preferred Stock have the right to convert their shares into shares of the Company’s Common Stock at an initial conversion price of $2.00 per share. The Company has the right to convert all of the outstanding Series E Preferred Stock into shares of the Company’s Common Stock if the closing sale price of the Common Stock equals or exceeds $3.00 for at least 20 trading days in a period of 30 consecutive trading days. The Company may redeem, at its election, the Series E Preferred Stock at any time on or after April 10, 2018 at a redemption price equal to the liquidation preference per share plus any accumulated and unpaid dividends up to, but excluding, the redemption date.

The Exchange Offers would: (i) enable the Company to conserve cash by paying the dividends on the Series E Preferred Stock in Common Stock of the Company to the extent permitted by Delaware law, (ii) allow the Company to reduce the liquidation preference of its Existing Preferred Stock while providing an opportunity for conversion to Common Stock, and (iii) reduce the Company’s fixed dividend obligations, including the outstanding amount of accrued and unpaid dividends, and will likely increase, over time, the percentage of the capitalization that is Common Stock.

The new Series E Preferred Stock, upon successful completion of the Exchange Offers, is intended to provide the holders: (i) the ability to receive dividends in shares of freely tradable Common Stock, to the extent of available legal surplus, ahead of any cash dividends that may be paid on the Existing Preferred Stock in the future, and the Company currently expects to pay the dividend on Series E Preferred Stock within fifteen days after the original issue date, (ii) greater liquidity relative to the liquidity of the Existing Preferred Stock, and (iii) enhanced liquidity through the immediate $2.00 conversion price option to convert into shares of freely tradable Common Stock.

D.F. King & Co., Inc. is acting as the exchange agent and information agent for the exchange offers.

The exchange offers are scheduled to expire at 5:00 p.m., New York City time, on December 8, 2015, unless extended.

The complete terms and conditions of the exchange offers are set forth in an Offer to Exchange and related Letter of Transmittal that are being sent to holders of the Existing Preferred Stock. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the exchange offers, D.F. King & Co., Inc. at (866) 853-1834 (US toll free) or gdp@dfking.com.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING PREFERRED STOCK NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFERS. THE COMPANY IS MAKING THE EXCHANGE OFFERS ONLY BY, AND PURSUANT TO

THE TERMS OF, THE OFFER TO EXCHANGE AND THE LETTER OF TRANSMITTAL. THE EXCHANGE OFFERS ARE NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT FOR THE EXCHANGE OFFERS MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGES. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.

SOURCE Goodrich Petroleum Corporation

Robert C. Turnham, Jr., President, +1-713-780-9494